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                                                                    EXHIBIT 23.3


               [LETTERHEAD OF FELDMAN FINANCIAL ADVISORS, INC.]



September 15, 1998



Board of Directors
Ogdensburg Federal Savings and Loan Association
825 State Street
Ogdensburg, New York 13669

Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Conversion ("Form AC") filed by Ogdensburg Federal Savings and Loan Association (the "Association") with Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Association in connection with its reorganization from mutual to stock form and simultaneous offering for sale of shares of common stock by Peoples Bankcorp, Inc. (the "Holding Company").

We hereby consent to reference in the Form AC the summary of our opinion as to the value of subscription rights granted by the Association. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Holding Company with the Securities and Exchange Commission.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.